Exhibit 99.1

FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

Record FY 2013 revenues of $133 million as lithium battery net sales were up 52.6% over FY 2012

Q4 net revenues up 24.7% YoY to $38.4 million while net income grew 114% YoY to $1.2 million

Issues FY 2014 guidance range - revenues of $150 to $170 million and net income of $2.5 million to $4 million

San Francisco, USA & Shenzhen, China– March 25, 2014 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer, and marketer of nickel-metal hydride (Ni-MH) and lithium rechargeable batteries, and a battery management systems and battery recycling provider, today announced financial results for the fourth quarter and year-ended ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Net sales increased 24.7% to $38.4 million in the fourth quarter of 2013 over the fourth quarter of 2012

•	Continued strong performance in lithium battery segment – lithium battery net sales up 79.2% in the fourth quarter of 2013 over the fourth quarter of 2012; total lithium battery pieces sold increased 31.0%; and a 54.4% increase in volume per ampere hour

•	Healthy gross margin of 22.5%, up 170 basis points in the fourth quarter of 2013 over the fourth quarter of 2012 and 390 basis points sequentially

•	Net income of $1.21 million, or $0.09 per diluted share, a 114% increase from $0.57 million, or $0.04 per diluted share, in the fourth quarter of 2012

Fiscal Year 2013 Highlights

•	Net sales increased 17.9% year-over-year to $132.8 million

•	Sustained growth in lithium battery segment – lithium battery net sales up 52.6% in fiscal year 2013 over fiscal year 2012; total lithium battery pieces sold increased 31.7%; and a 49.6% increase in volume per ampere hour

•	Gross margin of 19.9%, down from 21.0% in fiscal year 2012

•	Net income of $1.5 million, or $0.11 per diluted share, down from $1.7 million, or $0.13 per diluted share, in fiscal year 2012

Highpower International, Inc.

Management Commentary

“The fourth quarter of 2013 was a quarter of extraordinary growth and development for Highpower,” stated Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “We are excited to end the year on such an exceptional note having once again achieved record revenues in our lithium battery segment and overall record revenues for Highpower. Our lithium battery business, including the increased capacity from our newly opened facility in Huizhou, and our recently announced first major order in the electrical vehicle market, gives us tremendous momentum and increased brand recognition, positioning us well for a strong 2014.”

“Several key end markets that we serve with our batteries - mobile and portable devices, and electric vehicles - show no signs of slowing and we expect increased demand for our products throughout 2014. We remain committed to our pioneering efforts in the battery recycling space and are very excited about our new recycling facility planned to come online in the second quarter of 2014. Some of our existing large customers, as well as potential customers in the pipeline, are attracted to our recycling initiatives. This recycling platform helps serve as a key differentiator for us to win additional business in the future. Being on the forefront of this trend makes sense from both a business and environmental perspective, especially over the next few years when increasing amounts of complex energy storage system and electric vehicle batteries need to be disposed of,” concluded Mr. Pan.

“We delivered strong revenue growth, healthy gross margins, improved management efficiency, and profitability in the fourth quarter,” said Mr. Henry Sun, Chief Financial Officer of Highpower International. “In 2014, we expect these positive trends to continue, which we believe will translate into strong top and bottom line growth for the full year. We are planning for lower capital expenditures in 2014 and will continue to invest in R&D to improve our overall technical capabilities and sustainable core competencies. In addition, the percentage of operating expenses as a percentage of sales is expected to be lower in fiscal 2014.”

Fourth Quarter 2013 Financial Results

Net sales for the fourth quarter ended December 31, 2013 totaled $38.4 million, a year-over-year increase of 24.7% compared with $30.8 million for the fourth quarter ended December 31, 2012. The increase in sales for the fourth quarter was due to a $9.5 million increase in net sales of our lithium batteries which more than offset a $0.7 million decrease in net sales of our Ni-MH batteries. The increase in the volume of lithium batteries sold during the fourth quarter of2013 was primarily attributable to growth in global customer demand and increased competitiveness of our products. While we experienced an increase in the number of Ni-MH battery units sold in the fourth quarter of 2013, our average selling prices declined at a slightly greater rate due to our marketing strategy to stay competitive under conditions of weaker commodity markets that persisted throughout 2013.

Highpower International, Inc.

Fourth quarter 2013 gross profit increased to $8.6 million, as compared with $6.4 million for the fourth quarter of 2012. Gross profit margin was 22.5% for the fourth quarter of 2013, as compared with 20.8% for the fourth quarter of 2012. The year-over-year increase in gross profit margin for the fourth quarter of 2013 was primarily attributable to the increased volume of high end lithium batteries sold, combined with higher average selling prices for those batteries, offset by a decline in gross margin for our Ni-MH batteries.

R&D spending was $1.7 million for the fourth quarter of 2013, as compared with $1.3 million for the comparable period in 2012, reflecting our ongoing commitment to R&D activities and the expansion of our workforce in research of basic materials and electrochemical platforms, and development of complex battery management systems.

Selling and distribution expenses were $1.8 million for the fourth quarter of 2013, as compared with $1.4 million for the comparable period in 2012. The year-over-year increase in selling and distribution expenses was due to increased sales and marketing activities, participation in industry trade shows, and international travel to promote and sell our products globally.

General and administrative expenses were $3.7 million for the fourth quarter of 2013, as compared with $3.2 million for the fourth quarter of 2012. The increase was primarily due to our increased management staff headcount to support the growth of our business.

Net income attributable to the company for the fourth quarter of 2013 was $1,208,581, or $0.09 per diluted share, based on 13.9 million weighted average shares outstanding. This compares with fourth quarter 2012 net income of $565,761 or $0.04 per diluted share, based on 13.6 million weighted average shares outstanding.

Full Year 2013 Financial Results

Net sales for the year ended December 31, 2013 totaled $132.8 million, a year-over-year increase of 17.9% compared with $112.6 million for the year ended December 31, 2012. The year-over-year increase was primarily due to a $20.0 million increase in net sales of our lithium batteries and a $1.1 million increase in net sales of our Ni-MH batteries. The increase in the number of Ni-MH battery units sold in 2013 was primarily attributable to increased orders from our new customers and the increase in the volume of lithium batteries sold in 2013 was primarily attributable to growth in global demand.

Highpower International, Inc.

Gross profit for 2013 increased to $26.4 million, as compared with $23.7 million for 2012. Gross profit margin was 19.9% for 2013, as compared with 21.0% for 2012. The year-over-year decrease in gross profit margin for 2013 was primarily attributable to decreases in the average selling price of Ni-MH batteries sold and an increase in labor costs for the comparable period.

R&D spending was $5.7 million for 2013, as compared with $4.6 million for 2012, reflecting our ongoing commitment to R&D activities and the expansion of our workforce in research of basic materials and electrochemical platforms, and development of complex battery management systems.

Selling and distribution expenses were $6.2 million for 2013, as compared with $5.3 million for 2012. The year-over-year increase in selling and distribution expenses was due to increased sales and marketing activities, participation in industry trade shows, and international travel to promote and sell our products globally.

General and administrative expenses were $12.1 million for 2013, as compared with $11.5 million for 2012. The increase was primarily due to our increased management staff headcount to support the growth of our business.

Net income attributable to the company for 2013 was $1,451,218, or $0.11 per diluted share, based on 13.7 million weighted average shares outstanding. This compares with 2012 net income of $1,717,022 or $0.13 per diluted share, based on 13.6 million weighted average shares outstanding.

Balance Sheet

As of December 31, 2013, Highpower International had cash, cash equivalents and restricted cash totaling $36.6 million, total assets of $151.8 million, and stockholders’ equity of $34.7 million. Bank credit facilities totaled $74.6 million at December 31, 2013, of which $45.3 million was utilized and $29.3 million was available as unused credit.

Outlook

Based on our current expectations for global demand for the rechargeable and recycling battery markets in 2014 and our continued shift toward mobile power sources, higher-value energy storage systems and transportation products, we are issuing 2014 guidance of revenues to range between $150 million to $170 million and net income to range between $2.5 million to $4 million.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877-941-9205 from the U.S. or 480-629-9771from outside the U.S. and referencing the reservation code 4674450. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com or www.InvestorCalendar.com.

Highpower International, Inc.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements and involve risks and uncertainties, including, without limitation, an economic downturn and uncertainty in the economy adversely affecting demand for our products; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; changes in the laws of the PRC that affect our operations;; our ability to control operating expenses and costs related to our operations; the devaluation of the U.S. Dollar relative to the Renminbi; our dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery products, including our lithium products; our ability to successfully develop products for and penetrate the electric transportation market; our ability to continue R&D development to keep up with technological changes; our exposure to product liability, safety, and defect claims; rising labor costs, volatile metal prices, and inflation; our ability to pay our existing bank facilities and debt obligations; changes in foreign, political, social, business and economic conditions that affect our production capabilities or demand for our products; and various other matters, many of which are beyond our control. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Highpower International, Inc.

Financial Profiles, Inc.

Tricia Ross

+1-310-622-8226

HPJ@finprofiles.com

– financial tables to follow –

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars except Number of Shares)

	Three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012

Net sales	38,419,856	30,800,194	132,849,822	112,648,705
Cost of sales	(29,776,440)	(24,384,461)	(106,465,780)	(88,942,281)
Gross profit	8,643,416	6,415,733	26,384,042	23,706,424

Research and development expenses	(1,726,327)	(1,345,764)	(5,711,269)	(4,611,054)
Selling and distribution expenses	(1,801,801)	(1,442,921)	(6,188,176)	(5,347,692)
General and administrative expenses, including share-based compensation	(3,716,995)	(3,164,804)	(12,092,708)	(11,478,541)
Loss on exchange rate difference	(178,259)	(142,139)	(552,669)	(220,597)
Gain on derivative instruments	58,906	490,059	326,222	730,591
Total operation expenses	(7,364,476)	(5,605,569)	(24,218,600)	(20,927,293)

Income from operations	1,278,940	810,164	2,165,442	2,779,131

Other income	561,845	226,359	1,538,518	630,842
Interest expenses	(501,037)	(327,842)	(1,647,155)	(705,218)

Income before taxes	1,339,748	708,681	2,056,805	2,704,755

Income taxes expense	(138,664)	(189,127)	(718,016)	(1,132,340)
Net income	1,201,084	519,554	1,338,789	1,572,415

Less: net loss attributable to non-controlling interest	(7,497)	(46,207)	(112,429)	(144,607)
Net income attributable to the Company	1,208,581	565,761	1,451,218	1,717,022

Comprehensive income
Net income	1,201,084	519,554	1,338,789	1,572,415
Foreign currency translation gain	291,457	307,048	822,600	532,918
Comprehensive income	1,492,541	826,602	2,161,389	2,105,333

Less: comprehensive loss attributable to non-controlling interest	1,796	(39,922)	(88,824)	(146,932)
Comprehensive income attributable to the Company	1,490,745	866,524	2,250,213	2,252,265

Earnings per share of common stock attributable to the Company
- Basic	0.09	0.04	0.11	0.13
- Diluted	0.09	0.04	0.11	0.13

Weighted average common shares outstanding
- Basic	13,863,306	13,582,106	13,671,169	13,582,106
- Diluted	13,874,574	13,582,106	13,687,698	13,582,106

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC.AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars except Number of Shares)

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	7,973,459	6,627,334
Restricted cash	28,586,121	27,695,569
Accounts receivable, net	33,961,014	25,323,899
Notes receivable	1,014,891	392,242
Prepayments	4,969,743	3,223,795
Other receivables	1,063,656	802,907
Inventories	19,739,360	16,719,807

Total Current Assets	97,308,244	80,785,553

Property, plant and equipment, net	48,548,203	33,462,369
Land use right, net	4,421,415	4,423,348
Intangible asset, net	650,000	700,000
Deferred tax assets	802,225	762,954
Foreign currency derivatives assets	63,289	255,508

TOTAL ASSETS	151,793,376	120,389,732

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	40,026,698	27,509,195
Deferred revenue	675,521	661,178
Short-term loan	36,142,105	20,478,604
Notes payable	25,271,256	26,397,200
Other payables and accrued liabilities	7,801,431	4,485,918
Income taxes payable	1,279,658	1,180,469
Current portion of long-term loan	1,967,536	1,925,762

Total Current Liabilities	113,164,205	82,638,326

Long-term loan	3,935,071	5,777,286

TOTAL LIABILITIES	117,099,276	88,415,612

COMMITMENTS AND CONTINGENCIES

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars except Number of Shares)

	December 31,	December 31,
	2012	2011
EQUITY
Stockholder’s equity Preferred stock
(Par value: $0.0001, authorized: 10,000,000 shares, issued and outstanding: none)	-	-

Common stock
(Par value: $0.0001, authorized: 100,000,000 shares, 13,978,106shares issued and outstanding at December 31, 2013 and 13,582,106 shares outstanding at December 31, 2012)	1,398	1,358
Additional paid-in capital	6,011,305	6,035,230
Statutory and other reserves	3,142,411	2,790,484
Retained earnings	18,390,875	17,291,584
Accumulated other comprehensive income	5,848,859	5,049,864

Total Equity for the Company’s Stockholders	33,394,848	31,168,520

Non-controlling interest	1,299,252	805,600

TOTAL EQUTIY	34,694,100	31,974,120

TOTAL LIABILITIES AND EQUITY	151,793,376	120,389,732

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	For the year ended December 31,
	2013	2012
Cash flows from operating activities
Net income	1,338,789	1,572,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,523,583	2,090,403
Allowance for doubtful accounts	483,586	1,744,655
Loss on disposal of property, plant and equipment	263,454	71,473
Loss (gain) on derivative instruments	194,892	(236,709)
Deferred income tax	(23,410)	102,614
Share-based payment	426,779	203,993
Changes in operating assets and liabilities:
Accounts receivable	(8,511,464)	(5,650,965)
Notes receivable	(605,229)	127,414
Prepayments	(1,656,526)	1,063,693
Other receivables	(239,801)	248,026
Inventories	(2,618,611)	(3,020,127)
Accounts payable	14,566,891	6,624,896
Deferred revenue	-	653,015
Other payables and accrued liabilities	3,178,758	(2,503,482)
Income taxes payable	72,509	754,589
Net cash flows provided by operating activities	9,394,200	3,845,903

Cash flows from investing activities
Acquisition of plant and equipment	(19,981,373)	(11,646,583)
Acquisition of land use right	-	(1,327,754)
Net cash flows used in investing activities	(19,981,373)	(12,974,337)

Cash flows from financing activities
Proceeds from short-term bank loans	34,088,599	14,627,171
Repayment of short-term bank loans	(18,770,730)	(3,776,533)
Proceeds from notes payable	45,285,470	46,359,978
Repayment of notes payable	(46,960,375)	(38,188,330)
Repayment of letter credit	-	(2,880,000)
Proceeds from long-term bank loans	-	7,924,935
Repayment of long-term bank loans	(1,937,987)	(316,997)
Capital contribution from non-controlling interest	-	950,992
Increase in restricted cash	(350,756)	(14,696,735)
Net cash flows provided by financing activities	11,354,221	10,004,481
Effect of foreign currency translation on cash and cash equivalents	579,077	575,664
Net increase in cash and cash equivalents	1,346,125	1,451,711
Cash and cash equivalents - beginning of year	6,627,334	5,175,623
Cash and cash equivalents - end of year	7,973,459	6,627,334

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	668,917	275,136
Interest expenses	1,647,155	1,247,217

Non-cash transactions
Accounts payable for construction in progress	1,294,963	3,767,497